Exhibit 99.1
NEWS RELEASE

Sylvamo Generates Strong Operating Cash Flow, Returns $127 Million in Cash to Shareowners in 2023

MEMPHIS, Tenn. – Feb. 15, 2024 – Sylvamo (NYSE: SLVM), the world’s paper company, is releasing fourth quarter 2023 earnings.

Financial Highlights – 2023 Full Year

•Net income from continuing operations of $253 million ($5.93 per diluted share)
•Adjusted operating earnings1 of $278 million ($6.51 per diluted share)
•Adjusted EBITDA2 of $607 million (16% margin)
•Cash provided by operating activities from continuing operations of $504 million
•Free cash flow3 of $294 million
•Paid regular and special dividends totaling $57 million
•Repurchased 1,574,133 shares of our common stock for approximately $70 million, resulting in 41.2 million shares outstanding as of Dec. 31
•Ended the year with net debt of $730 million ($950 million of gross debt and $220 million cash on hand)

Financial Highlights - Fourth Quarter vs. Third Quarter

•Net sales of $964 million vs. $897 million (7.5% increase)
•Net income from continuing operations of $49 million ($1.16 per diluted share) vs. $58 million ($1.37 per diluted share)
•Adjusted operating earnings1 of $49 million ($1.16 per diluted share) vs. $72 million ($1.70 per diluted share)
•Adjusted EBITDA2 of $117 million (12% margin) vs. $158 million (18% margin)
•Cash provided by operating activities from continuing operations of $167 million vs. $197 million
•Free cash flow3 of $104 million vs. $155 million

Commercial and Operational Highlights – Fourth Quarter vs. Third Quarter

•Price and mix decreased by $25 million due primarily to prior paper price decreases as well as unfavorable mix in Latin America and North America

•Volume increased by $20 million due to seasonally stronger sales volume in Latin America and positive trends in Europe and North America
•Operations and other costs increased by $12 million due to seasonally higher costs in Europe and North America, including $5 million for an unexpected reliability issue with a third-party energy provider at our Saillat, France, mill and unfavorable foreign exchange variances. These costs were partially offset by lower economic downtime costs versus the prior quarter.
•Planned maintenance outage expenses increased by $25 million due to planned outages in all regions
•Input costs improved by $1 million, driven primarily by favorable chemical costs, more than offsetting seasonally high energy costs

First Quarter Outlook

•Adjusted EBITDA of $105 million to $125 million
•Compared to the fourth quarter:
◦Price and mix are expected to decrease slightly by $5 million to $10 million, primarily reflecting a seasonal, geographic mix shift in Latin America
◦Volume is projected to decrease by $10 million to $15 million, with seasonally weaker industry demand in Latin America
◦Operations and other costs are expected to improve by $20 million to $25 million due primarily to lower economic downtime
◦Input and transportation costs are projected to increase by $5 million to $10 million due to increased transportation costs, mainly in North America and higher fiber costs in Latin America
◦Total planned maintenance outage expenses are expected to decrease by $3 million

Management Summary from Chairman and Chief Executive Officer Jean-Michel Ribiéras

In 2023, we earned $607 million in adjusted EBITDA, generated $294 million of free cash flow and returned $127 million in cash to shareowners. We are proud of the way our teams adapted when challenged by uncoated freesheet market conditions that were significantly less favorable than expected. We continued to deliver on our promises to customers and shareowners.

We remain focused on allocating capital to drive long-term shareowner value. Last year, we invested $210 million to strengthen our low-cost assets and acquired a 500,000-ton uncoated freesheet mill in Nymolla, Sweden, for $167 million. In 2023, this mill generated strong cash flow, benefiting from the $40 million pulp mill modernization project completed just before the acquisition. We are also on track to deliver $20 million annual run rate synergies by the end of 2024. The Nymolla mill is strengthening our performance while enabling us to serve customers across Europe and around the world more effectively.

By the end of 2023, we exhausted our initial $150 million share repurchase program authorization and have approximately $150 million remaining on our September 2023 authorization. We will continue to return substantial amounts of cash to shareowners and look for opportunities to repurchase shares at attractive prices. Our board of directors declared a first quarter dividend of $0.30 per share, which we paid Jan. 25th.

In the second half of last year, we reduced overhead expenses by $15 million from budgeted levels in response to industry conditions. We also announced a structural cost reduction program, Project Horizon, to streamline our overhead, manufacturing and supply chain costs. Before inflation, we are targeting run rate savings of at least $110 million by the end of 2024.

Our Brazil forestlands are a significant competitive advantage. These eucalyptus plantations provide a material cost advantage relative to most other global competitors. In 2023, we invested $34 million, and this year, we will invest $35 million in our forestlands to increase our wood self-sufficiency and reduce wood costs.

In addition, we are investing $20 million this year and $12 million in 2025 for a three-year, third-party wood supply agreement to ensure adequate wood supply from 2024 through 2026.

Our forestlands have significantly increased in value. In December, a third party appraisal valued these assets at 4.8 billion reais (approximately $1 billion), an increase of 3 billion reais (roughly $600 million) from a 2021 appraisal. Increasing demand for land and wood in Brazil has driven this increase in valuation. Our forestlands are a significant global competitive advantage and an enduring repository of shareowner value.

1 Adjusted Operating Earnings (non-GAAP) are net income (loss) (GAAP) excluding discontinued operations, net of tax and net special items. Management uses this measure to focus on ongoing operations and believes it is useful to investors because it enables them to perform meaningful comparisons of past and present combined operating results. The Company believes that using this information, along with net income (loss), provides for a more complete analysis of the results of operations. Net income (loss) is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Consolidated Statement of Operations and related notes included later in this release.

2 Adjusted EBITDA (non-GAAP) is net income (loss) (GAAP) excluding discontinued operations, net of tax, plus the sum of income taxes, net interest expense (income), depreciation, amortization and cost of timber harvested, transition service agreement expense, stock-based compensation, and, when applicable for the periods reported, net special items. Management uses this measure in managing the operating performance of our business and believes that Adjusted EBITDA and Adjusted EBITDA Margin provide investors and analysts meaningful insights into our operating performance and Adjusted EBITDA is a relevant metric for the third-party debt. The Company believes that using this information, along with net income (loss), provides for a more complete analysis of the results of its operations. Net income (loss) is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Consolidated Statement of Operations and related notes included later in this release.

3 Free Cash Flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operating activities from continuing operations. Management utilizes this measure in connection with managing our business and believes that Free Cash Flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet and service debt, and return cash to shareowners. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures. Free Cash Flow also enables investors to perform meaningful comparisons between past and present periods.

Select Financial Measures

(In millions)	Fourth Quarter 2023	Third Quarter 2023	Fourth Quarter 2022
Net Sales	$964	$897	$927
Net Income from Continuing Operations	49	58	88
Net Income	49	58	94
Business Segment Operating Profit	77	116	133
Adjusted Operating Earnings	49	72	87
Adjusted EBITDA	117	158	170
Cash Provided By Operating Activities From Continuing Operations	167	197	142
Free Cash Flow	104	155	84

Segment Information

Sylvamo uses business segment operating profit to measure the earnings performance of its businesses and is calculated as set forth in footnote (f) under the "Sales and Earnings by Business Segment" table (page 9). Fourth quarter 2023 net sales by business segment and operating profit by business segment compared with the third quarter of 2023 and the fourth quarter of 2022 are as follows:

Business Segment Results

(In millions)	Fourth Quarter 2023	Third Quarter 2023	Fourth Quarter 2022
Net Sales by Business Segment
Europe	$197	$184	$119
Latin America	288	246	289
North America	496	476	527
Inter-segment Sales	(17)	(9)	(8)
Net Sales	$964	$897	$927
Operating Profit by Business Segment
Europe	$(23)	$(14)	$12
Latin America	48	55	56
North America	52	75	65
Business Segment Operating Profit	$77	$116	$133

Operating profits in the fourth quarter of 2023:
Europe - $(23) million compared with $(14) million in the third quarter of 2023. Earnings were lower as slightly higher volumes, lower input costs and lower economic downtime were more than offset by higher operating costs, lower price and mix and higher planned maintenance outages.
Latin America - $48 million compared with $55 million in the third quarter of 2023. Earnings were lower as higher volumes were more than offset by lower price and mix, higher operating and input costs and higher planned maintenance outages.
North America - $52 million compared with $75 million in the third quarter of 2023. Earnings were lower as higher volumes, lower economic downtime and slightly lower input costs were more than offset by higher planned maintenance outages, higher operating costs and lower price and mix.

Effective Tax Rate

The reported effective tax rate for continuing operations for the fourth quarter of 2023 was 27%, compared to 36% for the third quarter of 2023. The higher rate for the third quarter was due to a change in estimated Annual Effective Tax Rate (AETR) to reduce the expected benefit of foreign tax attributes and also a mix of earnings in our regions.

Excluding net special items, the effective tax rate for the fourth quarter of 2023 was 25%, compared with 33% for the third quarter of 2023.

The effective tax rate excluding net special items is a non-GAAP financial measure and is calculated by adjusting the income tax provision from continuing operations and rate to exclude the tax effect at the applicable statutory rate of net special items. Management believes that this presentation provides useful information to investors by providing a more meaningful comparison of the income tax rate between past and present periods.

Effects of Net Special Items

Net special items related to continuing operations in the fourth quarter of 2023 amounted to a net after-tax charge of $0 million ($0.00 per diluted share) compared with a net after-tax charge of $14 million ($0.33 per diluted share) in the third quarter of 2023.

Earnings Webcast

The company will host an audio webcast at 10 a.m. EST / 9 a.m. CST. All interested parties are invited to listen at investors.sylvamo.com.

Parties who wish to participate should call +1-877-336-4440 (U.S.) or +1-409-207-6984 (international) and use access code 763504. Participants should call in no later than 9:45 a.m. EST / 8:45 a.m. CST.

Replays are available at investors.sylvamo.com for one year and by phone for 90 days, beginning at approximately 2 p.m. EST / 1 p.m. CST the day of the call. To listen to the replay by phone, call +1-866-207-1041 (U.S.) or +1-402-970-0847 (international) and use access code 3732910.

Investor Contact: Hans Bjorkman, 901-519-8030, hans.bjorkman@sylvamo.com
Media Contact: Adam Ghassemi, 901-519-8115, adam.ghassemi@sylvamo.com

About Sylvamo

Sylvamo Corporation (NYSE: SLVM) is the world's paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 6,500 colleagues. Net sales for 2023 were $3.7 billion. For more information, please visit Sylvamo.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the information under the headings "First Quarter Outlook" and "Management Summary from Chairman and Chief Executive Officer Jean-Michel Ribiéras." Any or all forward-looking statements may turn out to be incorrect, and our actual actions and results could differ materially from what they express or imply, because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks, uncertainties, and other factors include those disclosed in the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended Dec. 31, 2022, filed with the U.S. Securities and Exchange Commission (SEC) and in our subsequent filings with the SEC, available on our website, Sylvamo.com. These forward-looking statements reflect our current expectations, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SYLVAMO CORPORATION
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,				Three Months Ended September 30, 2023		Twelve Months Ended December 31,
	2023		2022				2023		2022
Net Sales	$964		$927		$897		$3,721		$3,628
Costs and Expenses
Cost of products sold	762	(a)	654	(h)	665	(e)	2,809	(a)	2,619	(h)
Selling and administrative expenses	87	(b)	97	(i)	89	(f)	343	(b)	325	(i)
Depreciation, amortization and cost of timber harvested	38		32		36		143		125
Taxes other than payroll and income taxes	4		5		7		23		23
Interest expense (income), net	6	(c)	17	(j)	9		34	(c)	69	(j)
Income From Continuing Operations Before Income Taxes	67		122		91		369		467
Income tax provision	18		34		33	(g)	116	(d)	131	(l)
Net Income From Continuing Operations	49		88		58		253		336
Discontinued operations, net of tax	—		6	(k)	—		—		(218)	(m)
Net Income (Loss)	$49		$94		$58		$253		$118
Basic Earnings Per Share
Income from continuing operations	$1.18		$2.02		$1.39		$6.02		$7.65
Discontinued operations, net of taxes	—		0.14		—		—		(4.97)
Net earnings (loss)	$1.18		$2.16		$1.39		$6.02		$2.68
Diluted Earnings Per Share
Income from continuing operations	$1.16		$1.99		$1.37		$5.93		$7.57
Discontinued operations, net of taxes	—		0.14		—		—		(4.91)
Net earnings (loss)	$1.16		$2.13		$1.37		$5.93		$2.66
Average Shares of Common Stock Outstanding - Diluted	42		44		42		42		44
The accompanying notes are an integral part of this consolidated statement of operations.

Three Months and Twelve Months Ended December 31, 2023

(a) Includes a pre-tax gain of $5 million ($4 million after taxes) for the three months and twelve months ended December 31, 2023, to adjust the recognition of a foreign value-added tax refund in Brazil, a pre-tax loss of $3 million ($2 million after taxes) for the twelve months ended December 31, 2023, for certain severance costs related to our salaried workforce and incremental expense of $9 million ($7 million after taxes) for the twelve months ended December 31, 2023, related to the impact of the step-up of acquired Nymölla inventory sold during the first quarter.

(b) Includes a pre-tax loss of $10 million ($8 million after taxes) for the twelve months ended December 31, 2023, for certain severance costs related to our salaried workforce. Also includes pre-tax loss of $9 million ($7 million after taxes) for the three months ended December 31, 2023, and a pre-tax loss of $17 million ($13 million after taxes) for the twelve months ended December 31, 2023, for transaction and integration costs related to the Nymölla acquisition. Finally, includes a pre-tax loss of $4 million ($3 million after taxes) for the twelve months ended December 31, 2023 for professional and legal fees related to negotiations resulting in a shareholder cooperation agreement.

(c) Includes a pretax gain of $4 million ($4 million after taxes) for the three months and twelve months ended December 31, 2023, to adjust interest income associated with the recognition of a foreign value-added tax refund in Brazil. Also includes $9 million ($6 million after taxes) of interest income related to tax settlements and a pre-tax loss of $5 million ($4 million after taxes) related to debt extinguishment costs for the twelve months ended December 31, 2023.

(d)    Includes a $2 million tax expense for the twelve months ended December 31, 2023 related to a change in valuation allowances for certain deferred tax assets.
Three Months Ended September 30, 2023

(e) Includes pre-tax loss of $3 million ($2 million after taxes) for certain severance costs related to our salaried workforce.

(f) Includes a pre-tax loss of $10 million ($8 million after taxes) for certain severance costs related to our salaried workforce and a pre-tax loss of $3 million ($2 million after taxes) for transaction and integration costs related to the Nymölla acquisition.

(g) Includes a $2 million tax expense related to a change in valuation allowances for certain deferred tax assets.

Three Months and Twelve Months Ended December 31, 2022

(h) Includes a pre-tax gain of $10 million ($8 million after taxes) for the three months and twelve months ended December 31, 2022, related to hedging the foreign exchange exposure of the Nymolla mill purchase price and a pre-tax loss of $4 million ($3 million after taxes) for the twelve months ended December 31, 2022, for one-time costs associated with the spinoff.

(i) Includes a pre-tax loss of $3 million ($2 million after taxes) for the three months ended December 31, 2022, and a pre-tax loss of $20 million ($15 million after taxes) for the twelve months ended December 31, 2022, for one-time costs associated with the spinoff from International Paper. Also includes a pre-tax loss of $1 million ($1 million after taxes) for the three months ended December 31, 2022, and a pre-tax loss of $2 million ($2 million after taxes) for the twelve months ended December 31, 2022 for transaction costs related to the Nymolla acquisition.

(j)    Includes a pre-tax loss of $5 million ($4 million after taxes) for the three months and twelve months ended December 31, 2022 related to debt extinguishment costs.

(k) Includes a pre-tax income of $6 million ($6 million after taxes) for the final gain on the disposal of our Russian operations.

(l) Includes a $4 million tax benefit related to a change in valuation allowances for certain deferred tax assets.

(m) Includes a pre-tax charge of $228 million ($228 million after taxes) to reserve for the elimination of the cumulative foreign currency translation loss related to our Russian operations and a pre-tax charge of $68 million ($57 million after taxes) related to the impairment of our Russian fixed assets.

SYLVAMO CORPORATION
Reconciliation of Net Income to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,		Three Months Ended September 30, 2023	Twelve Months Ended December 31,
	2023	2022		2023	2022
Net Income (Loss)	$49	$94	$58	$253	$118
Less: Discontinued operations, net of tax	—	6	—	—	(218)
Net income From Continuing Operations	49	88	58	253	336
Add back: Net special items expense (income)	—	(1)	14	25	12
Adjusted Operating Earnings	$49	$87	$72	$278	$348

	Three Months Ended December 31,		Three Months Ended September 30, 2023	Twelve Months Ended December 31,
	2023	2022		2023	2022
Diluted Earnings (Loss) Per Common Share as Reported	$1.16	$2.13	$1.37	$5.93	$2.66
Less: Discontinued operations, net of tax	—	0.14	—	—	(4.91)
Continuing Operations	1.16	1.99	1.37	5.93	7.57
Add back: Net special items expense (income)	—	(0.02)	0.33	0.58	0.27
Adjusted Operating Earnings Per Share	$1.16	$1.97	$1.70	$6.51	$7.84

SYLVAMO CORPORATION
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended December 31,		Three Months Ended September 30, 2023	Twelve Months Ended December 31,
	2023	2022		2023	2022
Europe	$197	$119	$184	$821	$501
Latin America	288	289	246	1,006	1,023
North America	496	527	476	1,951	2,173
Inter-segment Sales	(17)	(8)	(9)	(57)	(69)
Net Sales	$964	$927	$897	$3,721	$3,628

Operating Profit by Business Segment

	Three Months Ended December 31,				Three Months Ended September 30, 2023		Twelve Months Ended December 31,
	2023		2022				2023		2022
Europe	$(23)		$12		$(14)		$(25)		$50
Latin America	48		56		55		197		212
North America	52		65		75		269		291
Business Segment Operating Profit	$77		$133		$116		$441		$553

Income from Continuing Operations Before Income Taxes	$67		$122		$91		$369		$467
Interest expense (income), net	6	(a)	17	(d)	9		34	(a)	69	(d)
Net special items expense (income)	4	(b)	(6)	(e)	16	(c)	38	(b)	17	(e)
Business Segment Operating Profit (f)	$77		$133		$116		$441		$553

Three Months and Twelve Months Ended December 31, 2023

(a) Includes a pretax gain of $4 million ($4 million after taxes) for the three months and twelve months ended December 31, 2023, to adjust interest income associated with the recognition of a foreign value-added tax refund in Brazil. Also includes $9 million ($6 million after taxes) of interest income related to tax settlements and a pre-tax loss of $5 million ($4 million after taxes) related to debt extinguishment costs for the twelve months ended December 31, 2023.

(b) Includes a pre-tax gain of $5 million ($4 million after taxes) for the three months and twelve months ended December 31, 2023, to adjust the recognition of a foreign value-added tax refund in Brazil and a pre-tax loss of $9 million ($7 million after taxes) for the three months ended December 31, 2023, and a pre-tax loss of $17 million ($13 million after taxes) for the twelve months ended December 31, 2023, for transaction and integration costs related to the Nymölla acquisition. Also includes pre-tax loss of $13 million ($10 million after taxes) for the twelve months ended December 31, 2023, for certain severance costs related to our salaried workforce. Finally, includes a pre-tax loss of $4 million ($3 million after taxes) for professional and legal fees related to negotiations resulting in a shareholder cooperation agreement and incremental expense of $9 million ($7 million after taxes) related to the impact of the step-up of acquired Nymölla inventory sold during the first quarter for the twelve months ended December 31, 2023.

Three Months Ended September 30, 2023

(c) Includes pre-tax loss of $13 million ($10 million after taxes) for certain severance costs related to our salaried workforce and a pre-tax loss of $3 million ($2 million after taxes) for transaction and integration costs related to the Nymölla acquisition.
Three Months and Twelve Months Ended December 31, 2022

(d) Includes a pre-tax loss of $5 million ($4 million after taxes) for the three months and twelve months ended December 31, 2022 related to debt extinguishment costs.

(e) Includes a pre-tax gain of $10 million ($8 million after taxes) for the three months and twelve months ended December 31, 2022, related to hedging the foreign exchange exposure of the Nymolla mill purchase price, a pre-tax loss of $3 million ($2 million after taxes) for the three months ended December 31,

2022, and a pre-tax loss of $24 million ($18 million after taxes) for the twelve months ended December 31, 2022, for one-time costs associated with the spinoff from International Paper, and a pre-tax loss of $1 million ($1 million after taxes) for the three months ended December 31, 2022, and a pre-tax loss of $2 million ($2 million after taxes) for the twelve months ended December 31, 2022 for transaction costs related to the Nymolla acquisition.

(f) As set forth in the chart above, business segment operating profit is defined as income from continuing operations before income taxes, but excluding net interest expense (income) and net special items. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments.

Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITDA Margin
Preliminary and Unaudited
(In millions)

	Three Months Ended December 31,		Three Months Ended September 30, 2023	Twelve Months Ended December 31,
	2023	2022		2023	2022
Net Income (Loss)	$49	$94	$58	$253	$118
Less: Discontinued operations, net of tax	—	6	—	—	(218)
Net Income From Continuing Operations	49	88	58	253	336
Adjustments:
Income tax provision	18	34	33	116	131
Interest expense (income), net	6	17	9	34	69
Depreciation, amortization and cost of timber harvested	38	32	36	143	125
Stock-based compensation	2	4	6	23	20
Transition service agreement expense	—	1	—	—	23
Net special items expense (income)	4	(6)	16	38	17
Adjusted EBITDA	$117	$170	$158	$607	$721
Net Sales	$964	$927	$897	$3,721	$3,628
Adjusted EBITDA Margin	12.1%	18.3%	17.6%	16.3%	19.9%

Adjusted EBITDA and Adjusted EBITDA Margin by Business Segment

	Three Months Ended December 31,		Three Months Ended September 30, 2023	Twelve Months Ended December 31,
	2023	2022		2023	2022
Adjusted EBITDA
Europe	$(16)	$16	$(5)	$7	$70
Latin America	67	72	74	271	281
North America	66	82	89	329	370
Total Business Segment Adjusted EBITDA	$117	$170	$158	$607	$721
Net Sales (excluding discontinued operations and inter-segment sales eliminations)
Europe	$197	$119	$184	$821	$501
Latin America	288	289	246	1,006	1,023
North America	496	527	476	1,951	2,173
Total Business Segment Net Sales	$981	$935	$906	$3,778	$3,697
Adjusted EBITDA Margin
Europe	(8)%	13%	(3)%	1%	14%
Latin America	23%	25%	30%	27%	27%
North America	13%	16%	19%	17%	17%

SYLVAMO CORPORATION
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	December 31, 2023	December 31, 2022
Assets
Current Assets
Cash and temporary investments	$220	$360
Restricted cash	60	—
Accounts and notes receivable, net	428	450
Contract assets	27	30
Inventories	404	364
Other current assets	54	39
Total Current Assets	1,193	1,243
Plants, Properties and Equipment, Net	1,002	817
Forestlands	364	322
Goodwill	139	128
Right of Use Assets	58	35
Deferred Charges and Other Assets	116	165
Total Assets	$2,872	$2,710
Liabilities and Equity
Current Liabilities
Accounts payable	$421	$453
Notes payable and current maturities of long-term debt	28	29
Accrued payroll and benefits	63	81
Other current liabilities	183	165
Total Current Liabilities	695	728
Long-Term Debt	931	1,003
Deferred Income Taxes	189	183
Other Liabilities	156	118
Equity
Common stock, $1 par value, 200.0 shares authorized, 44.5 shares and 42.6 shares issued and 41.2 shares and 42.6 shares outstanding at December 31, 2023 and December 31, 2022, respectively	45	44
Paid-In Capital	48	25
Retained Earnings	2,222	2,029
Accumulated Other Comprehensive Loss	(1,256)	(1,338)
	1,059	760
Less: Common stock held in treasury, at cost, 3.3 shares and 1.6 shares at December 31, 2023 and December 31, 2022, respectively	(158)	(82)
Total Equity	901	678
Total Liabilities and Equity	$2,872	$2,710

Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Twelve Months Ended December 31,
	2023	2022
Operating Activities
Net income from continuing operations	$253	$336
Depreciation, amortization, and cost of timber harvested	143	125
Deferred income tax provision (benefit), net	—	(7)
Stock-based compensation	23	20
Changes in operating assets and liabilities and other
Accounts and notes receivable	104	(45)
Inventories	6	(99)
Accounts payable and accrued liabilities	(73)	48
Other	48	40
Cash Provided By Operating Activities from Continuing Operations	504	418
Cash Provided By Operating Activities from Discontinued Operations, net	—	20
Cash Provided By Operating Activities	504	438
Investment Activities
Invested in capital projects	(210)	(149)
Cash proceeds on disposal of business, net of cash divested	—	324
Acquisition of business	(167)	—
Other	—	10
Cash Provided By (Used for) Investment Activities from Continuing Operations	(377)	185
Cash Provided By (Used for) Investment Activities from Discontinued Operations, net	—	(5)
Cash Provided By (Used for) Investment Activities	(377)	180
Financing Activities
Dividends paid	(57)	(10)
Issuance of debt	446	75
Reduction of debt	(526)	(450)
Repurchases of common stock	(70)	(80)
Other	(12)	(4)
Cash Provided By (Used for) Financing Activities from Continuing Operations	(219)	(469)
Cash Provided By (Used for) Financing Activities from Discontinued Operations, net	—	(1)
Cash Provided By (Used for) Financing Activities	(219)	(470)
Effect of Exchange Rate Changes on Cash	12	32
Change in Cash Included in Assets Held for Sale	—	(21)
Change in Cash, Temporary Investments and Restricted Cash	(80)	201
Cash, Temporary Investments and Restricted Cash
Beginning of the period	360	159
End of the period	$280	$360

SYLVAMO CORPORATION
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended December 31,		Three Months Ended September 30, 2023	Twelve Months Ended December 31,
	2023	2022		2023	2022
Cash Provided By Operating Activities From Continuing Operations	$167	$142	$197	$504	$418
Adjustments:
Cash invested in capital projects	(63)	(58)	(42)	(210)	(149)
Free Cash Flow	$104	$84	$155	$294	$269

SYLVAMO CORPORATION
Reconciliation of Net Income From Continuing Operations to Adjusted EBITDA - First Quarter 2024 Outlook
Estimates
(In millions)

Three Months Ended March 31, 2024

Net Income From Continuing Operations	$33 - $47
Adjustments:
Income tax provision	15 - 21
Interest expense (income), net	10
Depreciation, amortization and cost of timber harvested	38
Stock-based compensation	6
Net special items expense	3
Adjusted EBITDA	$105 - $125

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as Sylvamo.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.